UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2017

PROVISION HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-127347	20-0754724
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

9253 Eton Avenue, Chatsworth, California 91311

(Address of principal executive offices) (Zip Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

Provision Holding, Inc. (the “Company”) entered into a promissory note (the “Note”) on September 13, 2017 to obtain funding for working capital purposes (the “Company”). The Note is issued as an unsecured, non-convertible promissory note in the principal amount of $500,000 (the “Note”). The principal amount under the Note accrues interest at a rate of 12% per annum and is due on May 13, 2018. The holder of the Note shall receive the right to buy 1.25 million shares of the Company’s common stock on September 13, 2017 and an additional 1.25 million shares for each month that the Note is outstanding up to a maximum of 10 million shares, all at a purchase price of $0.06 per shares and expiring on September 13, 2019.

The foregoing summary of the Note is qualified in its entirety by reference to the full text of the Note filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2017, the Company’s Board of Directors (the “Board”) appointed Mark Leonard to the Company’s Board of Directors to fill a vacancy created by a resignation.

Mark Leonard’s experience spans more than 24 years in retail and computer software. Most recently, he has been a consultant with BGJ Group, a global consultancy focused on the supermarket, mass retail, convenience, drug and specialty retail channels since 2014. He served as an Executive Vice President of Business Development/Sales and Trade Marketing at InComm, Inc. from 2009 to 2014, and was responsible for developing new revenue opportunities, running all existing retail channels, as well as running mergers and acquisitions. Prior to InComm, Inc., he spent five years at Blackhawk Networks where he served as Group Vice President of Alliances at Blackhawk Network, overseeing both new business and managing existing retail business across the US. Prior to Blackhawk, he served as President and Executive Vice President of Astoria Software, a data base management software company. Currently, he also serves as a member of the Advisory Board at YottaMark, Inc and on the Advisory Board of KargoCard (Shanghai) Co., Ltd. Kargocard is a prepaid card company. Mr. Leonard’s experience in retail and mergers and acquisitions will help the Board guide the Company’s planned growth.

There are no arrangements or understandings between Mr. Leonard and any other person pursuant to which he was selected as a director, and there are no actual or proposed transactions between the Company and Mr. Leonard or any of his immediate family members that would require disclosure under Item 404(a) of Regulation S-K in connection with his appointment as director. The Company does not have any board committees. There are no other material plans, contracts or arrangements in which Mr. Leonard will participate in connection with his appointment.

On September 8, 2017, Robert Ostrander resigned as a member of the Company’s Board of Directors to concentrate his efforts on his current role as Vice President of Sales and Business Development. Mr. Ostrander advised that his resignation was not in connection with any disagreement with the Company on any matter relating to its operations, policies or practices. The Company has furnished Mr. Ostrander with a copy of the disclosures made in this Form 8-K prior to its filing and provided Mr. Ostrander with an opportunity to furnish the Company with any comments or concerns.

On September 8, 2017, by unanimous written consent, the Board re-elected Curt Thornton, the Company’s current Chief Executive Officer, as Chairman of the Board and also appointed Mr. Thornton to serve as the Company’s Chief Operating Officer. Further, on September 8, 2017, the Board appointed Mark Leonard as the Company’s new President and Chief Executive Officer, effective as of September 18, 2017. Mr. Leonard’s employment agreement provides a salary of $144,000, the right to be reimbursed for health care and severance for termination without cause and resignation with cause. The foregoing summary of the Note is qualified in its entirety by reference to the full text of the Note filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Board also increased the size of the Company’s Board to five members from three members and is conducting a search for two “independent directors”, as defined under the rules of NASDAQ, with relevant industry experience.

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Item 7.01 Regulation FD Disclosure.

On September 14, 2017, the “Company issued a press release announcing the following: (1) the appointments of Mark Leonard to the Company’s Board of Directors; (2) the resignation of Robert Ostrander as director; (3) the re-election of Curt Thornton as Chairman of the Board and appointment as Chief Operating Officer of the Company; and (4) the appointment of Mark Leonard as President and Chief Executive Officer of the Company.

The information contained in this Item 7.01, and in Exhibits 99.1, referenced herein is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act or incorporated by reference in any filing under the Securities Act, unless the Company expressly so incorporates such information by reference.

Item 8.01 Other Events.

On September 5, 2017 the Company received a letter from an attorney representing Rite Aid Hdqtrs. Corp’s. (“Rite Aid”), pursuant to which Rite Aid indicated its desire to terminate the Point of Sales Advertising Agreement (“Agreement”) with the Company. The Company is disputing Rite Aid’s ability to terminate the Agreement. Further, the Company intends to file a claim in arbitration to protect its rights under the Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	Promissory Note
10.2	Employment Agreement with Mark Leonard
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVISION HOLDING, INC

Date: September 14, 2017	By:	/s/ Curt Thornton
Curt Thornton Chief Executive Officer

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